                                                                 EXHIBIT 11.01
                                                                 -------------

                      EXHIBIT 11.01* TO REPORT ON FORM 10-Q

                       TELXON CORPORATION AND SUBSIDIARIES

                     COMPUTATION OF COMMON SHARES OUTSTANDING
                              AND EARNINGS PER SHARE

                  (Dollars in thousands except per share amounts)



                                                                       Three Months Ended                    Six Months Ended
                                                                         September 30,                        September 30,
                                                                       ------------------                    ----------------
                                                                     1994              1993                 1994         1993
                                                                   --------          -------              -------      -------
Net income (loss) applicable to
    common shares                                                   $ 1,619          $(1,090)              $ 2,892     $(3,067)
                                                                    =======          =======               =======     =======
Weighted average common shares
    outstanding for the period                                       15,796            15,352               15,677      15,352

Increase in weighted average
    from dilutive effect of stock
    options                                                               0                 0                    0          15
                                                                    -------           -------              -------      ------
Weighted average common shares,
    assuming issuance of the
    above securities                                                15,796             15,352               15,677      15,367
                                                                   =======            =======              =======     =======
Earnings (loss) per common share:
           On the weighted average
              common shares outstand-
              ing for the year                                      $  .10             $ (.07)              $  .18      $ (.20)

           Assuming issuance of shares
              for dilutive stock
              options**                                             $  .10             $ (.07)              $  .18      $ (.20)

 *       Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 7 1/2% Convertible Debentures were omitted from the fully diluted calculation due to their antidilutive effect.